Exhibit 10.22

EXECUTION COPY

STUMPAGE AGREEMENT

Between

SCIOTO LAND COMPANY, LLC

and

CHILLICOTHE PAPER INC.

STUMPAGE AGREEMENT

This Agreement is made as of December 16, 2005, by and between Scioto Land Company, LLC, a Delaware limited liability company (“Seller”), and Chillicothe Paper Inc., a Delaware corporation (“Buyer”).

Recitals

Seller desires to sell and Buyer desires to purchase, on the terms and conditions hereinafter set forth, certain quantities and types of wood fiber located on certain timberlands owned by Seller.

Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Agreement

1.             Definitions.  For the purposes of this Agreement the capitalized terms set forth below shall have the meanings set forth after them.

1.1           “Affiliate” shall mean with respect to any Person, any Person controlling, controlled by, or under common Control with, such Person.

1.2           “Annual Buyer Harvesting Notice” shall mean a written notice from Buyer to Seller to be given not later than October 1 of each Harvesting Year during the Term of this Agreement (beginning with Harvesting Year 2007) specifying which of the Actual Designated Tracts Buyer will harvest during the upcoming calendar year.

1.3           “Annual Purchase Amount” shall mean (a) for each Harvesting Year from January 1, 2006 through the Harvesting Year beginning January 1, 2010, a minimum of Two

Hundred Ninety-Four Thousand (294,000) tons of Qualifying Timber; (b) for each Harvesting Year from January 1, 2011 through the Harvesting Year beginning January 1, 2016, a minimum of Two Hundred Thirty-Five Thousand (235,000) tons of Qualifying Timber; and (c) to the extent Buyer exercises its option to extend the Term pursuant to Section 9.2 below, for each Harvesting Year from January 1, 2017 through the Harvesting Year beginning January 1, 2019, a minimum of Two Hundred Five Thousand (205,000) tons of Qualifying Timber.

1.4           “Annual Seller Notice” shall mean the annual notice provided by Seller to Buyer in accordance with the provisions of Section 3.1.2.1 of this Agreement.

1.5           “Applicable Laws” shall mean, with respect to any Person, all laws, ordinances, judgments, decrees, injunctions, writs, orders, rules, regulations, determinations, licenses and permits of any Governmental Authority applicable to or binding upon such Person or any of its property.

1.6           “Base Price Adjustment Date” shall mean January 1, 2006 and each subsequent second anniversary following January 1, 2006 (ie - January 1, 2008, January 1, 2010, etc…) during the Term of this Agreement.

1.7           “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which banks are authorized to be closed in Ohio.

1.8           “Control” shall mean, with respect to any Person, the power to direct or cause the direction of the management of such Person, directly or indirectly, whether through the ownership of voting securities or otherwise.

1.9           “Event of Default” shall have the meaning set forth in Section 9.3 hereof.

1.10         “Fair Market Timber Value” shall mean the then current fair market value of a Product as mutually determined by Buyer and Seller.  If Buyer and Seller are unable to reach mutual determination, then the applicable Fair Market Timber Value shall be determined in accordance with the Fair Market Timber Value Mechanism.

1.11         “Fair Market Timber Value Mechanism” shall mean the following procedure used to determine the Fair Market Timber Value of each type of Qualifying Timber hereunder.  Either Seller or Buyer may initiate commencement of the Fair Market Timber Value Mechanism by notice to the other (a “Mechanism Notice”).  Not later than ten (10) days following receipt of a Mechanism Notice, Seller and Buyer shall agree on the Valuation Consultant.  Not later than thirty (30) days following selection of the Valuation Consultant, each of Seller, Buyer and the Valuation Consultant shall submit to the others not less than six (6) Qualifying Sales relating to the then applicable Fair Market Timber Value determination.  The Fair Market Timber Value of the Qualifying Timber at issue shall be (a) the sum of (i) the average price per ton of all Qualifying Sales submitted by Seller, plus (ii) the average price per ton of all Qualifying Sales submitted by Buyer, plus (iii) the average price per ton of all Qualifying Sales submitted by the Valuation Consultant, (b) divided by three.

1.12         “Force Majeure Event” shall mean any act, omission or circumstance occasioned by or resulting from any acts of God, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, infestation, disease, landslides, lightning, earthquakes, tornadoes, windstorms, volcanoes, fires, storms, floods, disasters, civil disturbances, explosions, sabotage, governmental actions, the failure to act of any Governmental Authority, strikes or other labor disputes, failures or partial failures of any equipment, failure of transportation, adverse financial or market conditions, or an involuntary ceasing of operations at the Mill for a minimum of thirty (30) consecutive days, or any other events or circumstances not within the control of a party hereto which prevents such party from performing its obligations hereunder; provided, however, that “Force Majeure Event” shall not include (i) a party’s financial inability to perform, or (ii) an act, omission or circumstance arising from the negligence or willful misconduct of the party claiming that a Force Majeure Event has occurred.

1.13         “Governmental Authority” shall mean any federal, state, local or foreign government, political subdivision, agency, board, court, regulatory body or commission, any arbitrator with authority to bind a party at law, or any Person acting lawfully on behalf of any of the foregoing.

1.14         “Hardwood Pulpwood” shall mean pulpwood from hardwood species of timber.

1.15         “Hardwood Stringer Product Price” shall mean the per ton price for Hardwood Stringers as set forth on Schedule 1.15 attached hereto (the “Base Price”) adjusted up or down beginning January 1, 2006 on a quarterly basis pursuant to the price adjustment mechanism set forth in said Schedule 1.15.  On each Base Price Adjustment Date during the Term of this Agreement, the Base Price for Hardwood Stringers shall be adjusted to equal the Fair Market Timber Value for such Product on the applicable Base Price Adjustment Date.

1.16         “Hardwood Stringers” shall mean timber meeting the specifications for the same set forth on Schedule 1.29.

1.17         “Harvesting Plan” shall mean a description of the type of harvest (such as clear cuts or thins), together with diameter limits and residual basal area, as applicable.

1.18         “Harvesting Year” shall mean the period from December 17, 2005 through December 31, 2005 for calendar year 2005 and January 1 through December 31 of each year thereafter during the Term of this Agreement.

1.19         “Market Region” shall mean all areas which are located within one hundred twenty (120) miles of the Mill.

1.20         “Mechanism Notice” shall have the meaning set forth in Section 1.11 hereof.

1.21         “Mill” shall mean Buyer’s pulp and paper mill located in Chillicothe, Ohio.

1.22         “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

1.23         “Preliminary Designated Tract” shall have the meaning set forth in Section 3.1.2.1 hereof.

1.24         “Product” shall mean the individual types of Timber listed in Section 1.33 below.

1.25         “Product Price” shall mean the Pulpwood Product Price or the Hardwood Stringer Product Price, as applicable.

1.26         “Pulpwood” shall mean Hardwood Pulpwood and Softwood Pulpwood.

1.27         “Pulpwood Product Price” shall mean the per ton price for each Product as set forth on Schedule 1.27(a) (the “Base Price”) adjusted up or down first on January 1, 2008 and again on each Base Price Adjustment Date thereafter so that the applicable Pulpwood Purchase Price shall be adjusted to equal the Fair Market Timber Value for such Product on the applicable Base Price Adjustment Date.

1.28         “Qualifying Sales” shall mean per unit (as opposed to lump sum) sales of the type of Qualifying Timber at issue made during the three calendar quarters immediately prior to the calendar quarter month period in which the applicable Base Price Adjustment Date occurs (including sales that are subject to bona fide agreements with unaffiliated third parties, whether or not they have been harvested during such three calendar quarter period), provided such sales

(i) are made within the Market Region, and (ii) involve not less than 1,000 tons of the type of Qualifying Timber at issue as to each such sale.  Qualifying Sales shall exclude sales of Qualifying Timber between Buyer and Seller under this Agreement.

1.29         “Qualifying Timber” shall mean Timber which meets or exceeds the specifications set forth in Schedule 1.29 to this Agreement.

1.30         “SMZ’s” shall mean Streamside Management Zones, designated as such by Seller, and any similar environmentally protected zones so designated during the Term of this Agreement.

1.31         “Softwood Pulpwood” shall mean the following types of Timber set forth in Schedule 1.29 to this Agreement.

1.32         “Sustainable Forest Practice Standards” shall mean practices substantially in compliance with standards substantially similar to the Sustainable Forestry Initiative of the American Forest and Paper Association (the “AF&PA”) and as that standard may be modified by AF&PA from time to time.

1.33         “Timber” shall mean the following types of timber now or hereafter located on the Timberlands set forth in Schedule 1.29 to this Agreement.

1.34         “Timberlands” shall mean all timberland properties purchased by Seller from Escanaba Timber LLC on the date hereof and located in the State of Ohio and the Ohio Woodlands located in Greenup and Lewis Counties, Kentucky.

1.35         “TMS” shall mean the publication known as Timber Mart-South, or in the event TMS is no longer published, a comparable publication mutually acceptable to Seller and Buyer.

1.36         “Valuation Consultant” shall mean either Fountain Forestry of Portsmouth, Ohio or BalkenTier Consulting of Morgantown, West Virginia, or if such firms are no longer in existence, another reputable, professionally qualified Person meeting all of the following criteria.  Such person (i) is not an Affiliate of either Seller or Buyer, (ii) during the past two (2) years has not transacted substantial business with either Seller or Buyer, and (iii) does not have less than five (5) years experience relating to sales of Timber within the Market Region.  If Seller and Buyer are unable to agree within thirty (30) days, then an arbitrator selected pursuant to Subsection 10(b) below shall select such reputable, professionally qualified Person meeting the foregoing criteria.  Seller and Buyer shall provide to the Valuation Consultant such information as the Valuation Consultant shall reasonably request to facilitate the determinations to be made by the Valuation Consultant hereunder.

2.             Agreement to Sell and Purchase.

2.1           Quantities to be Sold and Purchased.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase for each Harvesting Year during the Term of this Agreement all Qualifying Timber harvested from the Actual Designated Tracts (as hereinafter defined).

2.2           Required Product Mix.  With respect to the Timber to be purchased by Buyer hereunder, Seller shall make available to Buyer the following product mix for each Harvesting Year during the Term of this Agreement:

2.2.1        2006 – 2010.  For the Harvesting Years beginning January 1, 2006 and ending December 31, 2010, the mix of Timber Seller shall make available to Buyer shall be as follows:

(a)	Hardwood Pulpwood:	not less than 157,000 tons

(b)	Softwood Pulpwood:	not less than 86,000 tons

(c)	Hardwood Stringers:	not less than 51,000 tons

(d)	All Other Products:	no minimum requirement

2.2.2        2011 – 2016.  For the Harvesting Years beginning January 1, 2011 and ending December 31, 2016, the mix of Timber Seller shall make available to Buyer shall be as follows:

(a)	Hardwood Pulpwood:	not less than 82,000 tons

(b)	Softwood Pulpwood:	not less than 125,000 tons

(c)	Hardwood Stringers:	not less than 28,000 tons

(d)	All Other Products:	no minimum requirement

2.2.3        2017 – 2019.  To the extent Buyer exercises its option to extend the Term pursuant to Section 9.2 below, for Harvesting Years beginning January 1, 2017 and ending December 31, 2019, the mix of Timber Seller shall make available to Buyer shall be as follows:

(a)	Hardwood Pulpwood:	not less than 60,000 tons

(b)	Softwood Pulpwood:	not less than 125,000 tons

(c)	Hardwood Stringers:	not less than 20,000 tons

(d)	All Other Products:	no minimum requirement

2.3           Adjustments to Product Mix.  Seller and Buyer acknowledge and agree that either party may from time to time request modifications to the Product mix set forth above during any Calendar Year as a result of its temporary inability to satisfy such Product mix due to adverse weather or other unanticipated conditions.  So long as the aggregate total volume of all Products required to be delivered for the Calendar Year is not reduced, and so long as the other party’s operations would not be adversely affected in any material respect as a result thereof, each party agrees to grant such requests.

3.             Designation of Tracts and Determination of Volumes.

3.1           Designation of Tracts to Be Harvested.  During the Term of this Agreement, Seller shall designate the portions of the Timberlands which Seller shall make available to Buyer for harvesting during each of the next two Harvesting Years.  A sufficient number of tracts shall be made available so as to satisfy the obligations of Seller herein to sell to Buyer and Buyer to purchase from Seller the applicable Annual Purchase Amount.  Seller shall follow the procedure for designating such tracts hereinafter set forth in this Section 3.

3.1.1        Initial Designation of Tracts to be Harvested.  Schedule 3.1.1 attached hereto and made a part hereof sets forth the portions of the Timberlands which Seller shall make available to Buyer for the Harvesting Year commencing January 1, 2006 and the Harvesting Year commencing January 1, 2007.

3.1.2        Subsequent Designation of Tracts to be Harvested.  For the Harvesting Year commencing January 1, 2008, and for all subsequent Harvesting Years during the Term of this Agreement, the portions of the Timberlands which Seller shall make available for harvesting shall be determined in accordance with the following procedure.

3.1.2.1     Designation of Potential Harvesting Areas.  On or before the October 1 prior to the applicable Harvesting Year (e.g. October 1, 2007 for the Harvesting Year commencing January 1, 2008), Seller shall designate in a notice to Buyer those portions of the Timberlands which it proposes to make available to Buyer for harvesting during the subsequent two Harvesting Years (the “Preliminary Designated Tracts”).  To the extent practicable and not inconsistent with the silvicultural and long-term management objectives of Seller, the land which Seller designates as the Preliminary Designated Tracts shall be distributed relatively uniformly over the four geographical quadrants (north, south, east and west) of the Timberlands, and Preliminary Designated Tracts will not contain Stringer stumpage from previously high-graded tracts harvested during the Term of this Agreement, and Preliminary Designated Tracts shall be offered to a buyer on a proportionate basis with other purchasers of timber from the Timberlands (based on the relative volume of purchases by Buyer and such other purchasers) to allow Buyer the opportunity for wet-weather harvesting.

3.1.2.2     Selection of Actual Harvesting Areas.  During the thirty (30) day period following receipt by Buyer of the applicable Annual Seller Notice, Seller and Buyer shall meet to discuss any proposed modification to the Preliminary Designated Tracts which may be reasonably requested by Buyer.  During such thirty (30) day period, Buyer and Seller agree to review the applicable Harvesting Plan to determine whether Seller has not made available, in Buyer’s reasonable judgment, a sufficient number of Preliminary Designated Tracts with pine trees and, if Buyer so determines, the parties shall negotiate in good faith to reach agreement with respect to the number of such pine trees to be included in the Preliminary Designated Tracts.  To the extent the parties are unable to read agreement on the availability of pine trees, any such dispute shall be settled in accordance with Section 10 of this Agreement. At the end of said thirty (30) day period, Seller shall notify Buyer of the actual tracts which Buyer will harvest to satisfy the volume requirements of this Agreement for the applicable Harvesting Year, taking into account said proposed modifications reasonably requested by Buyer, to the extent practicable (the “Actual Designated Tracts”), and Seller shall simultaneously therewith deliver to Buyer a Harvesting Plan for each of the Actual Designated Tracts.

3.2           Boundary and Timber Markings.  Within fifteen (15) Business Days prior to the scheduled commencement of harvesting activities on the applicable Actual Designated Tract, Seller and Buyer will proceed with the designation of boundary lines consistent with past practices of MeadWestvaco Corporation, but Seller reserves the right to designate on the ground (using bright timber-marking paint) the boundary lines of all such Actual Designated Tracts.  The boundary lines shall clearly delineate the boundaries of the Actual Designated Tracts from the boundaries of adjacent land not owned or leased by Seller, and from the boundaries of other Timberlands not constituting Actual Designated Tracts for such Harvesting Year.  Seller shall also designate on the ground (using bright timber-marking paint) all SMZ’s within the Actual Designated Tracts and any Timber to be removed from such designated SMZ’s.

4.             Harvesting Procedures.

4.1           Harvesting Schedule.  Following determination of the Actual Designated Tracts, Buyer shall provide a harvesting schedule to Seller setting forth approximate start and completion dates relating to harvesting Timber within each of the Actual Designated Tracts.  Buyer shall modify said harvesting schedule based upon any reasonable objections raised by Seller with respect to any of said harvesting dates, said reasonable objections may be for reasons which include, but are not limited to, (a) a violation of Sustainable Forestry Certification Requirements, (b) potential logging damage to the site, such as rutting, or (c) failure to comply with Sustainable Forestry Initiative regeneration requirements applicable to harvesting on adjacent lands.  Notwithstanding the foregoing, Buyer shall harvest the Actual Designated Tracts on the basis of the Annual Buyer Harvesting Notices provided by Buyer to Seller each calendar year during the Term of this Agreement, subject to a Force Majeure Event, and subject to the provisions of Section 4.3 below.

4.2           Timber Roads.  Seller shall construct, or cause to be constructed, at Seller’s sole cost and expense, haul roads (including temporary, winter haul roads (“Winter Roads”) when appropriate) to the Actual Designated Tracts necessary to provide Buyer in a timely manner with proper access to such Actual Designated Tracts for its harvesting operations.  Construction of such roads shall be accomplished in a good and workmanlike manner in compliance with all Applicable Laws so that Buyer is provided with effective and functional access to all Actual Designated Tracts for its logging practices.  Following the construction of said roads, Buyer shall at its sole cost and expense maintain and repair said roads for so long as it is harvesting on the relevant Actual Designated Tracts.  Upon Seller’s delivery of the Harvesting Plan to Buyer, one or more representatives of Buyer shall review the construction of the Winter Roads and negotiate in good faith with one or more representatives of Seller to determine whether said Winter Roads are sufficient for the Buyer’s intended use and, only upon such agreement being reached, Buyer shall retain responsibility for the cost of maintaining and repairing said Winter Roads.  If the parties are unable to reach agreement with respect to the sufficiency of said Winter Roads, the dispute shall be settled in accordance with Section 10 of this Agreement.  Upon completion of harvesting on the relevant Actual Designated Tracts, Buyer shall leave such roads in a condition equal to or better than their condition prior to the start of the operation.  All such road maintenance and repair shall be performed in a manner so as not to violate any Applicable Laws, or with respect to SMZ’s, so as to comply with best management practices sanctioned by the State of Ohio.

4.3           Timber Harvesting.  Buyer shall harvest (i.e. cut and remove) in each Harvesting Year, all merchantable Timber as identified in the Harvesting Plan for the Actual Designated Tracts for such Harvesting Year, subject to a Force Majeure Event.  Such harvesting operations shall be conducted in accordance with all Applicable Laws, in a manner consistent with established industry logging practices, and in compliance with any reasonable additional guidelines which may be established from time to time by Seller.  Buyer shall repair all fences or structures damaged by its harvesting operations and shall leave all roads, fire breaks, property lines, lakes, and perennial and intermittent streams clear of logs, timber, limbs or other debris.  All oil drums, cans, bottles, cartons, delimbing bars, loading decks, abandoned equipment and other debris resulting from Buyer’s operations shall be removed from the applicable portions of the Timberlands upon completion of the harvesting operations at Buyer’s expense.  If repairs are not made or if the debris is not removed and cleared within thirty (30) days after notice from Seller to Buyer, then Seller may undertake such repair or removal for Buyer’s account, and Buyer shall be liable to Seller for any expense incurred in repairing or removing same.  Buyer shall not, under any circumstance, bury any material underground nor discharge, release or otherwise cause the Timberlands or any portion thereof to be affected by hazardous wastes or hazardous substances.  Buyer shall use normal and customary care while conducting its harvesting operations so as not to materially damage the Timberlands.  Buyer acknowledges that a higher degree of care is required when the site is abnormally wet and that such circumstances may require Buyer to halt all harvesting activities.  Seller reserves the right to suspend Buyer’s harvesting operations when Seller deems site damage will result from continued operations; provided, however, that in the event of such suspension, Buyer shall be entitled to an extension of the time allotted for its harvesting operations equal to the number of days that the suspension continues.  Seller also reserves the right to suspend Buyer’s harvesting operations on an Actual Designated Tract when Seller determines, in the exercise of its reasonable discretion, that Buyer is not conducting harvesting operations on the Actual Designated Tract in accordance with the relevant Harvesting Plan.  In the event Buyer conducts harvesting operations in violation of the relevant Harvesting Plan or outside the scope of the relevant Harvesting Plan, then Seller shall be entitled to pursue all remedies available at law for timber trespass.

5.             Prices and Payment.

5.1           Prices.  Buyer shall pay Seller for all Timber purchased by Buyer in an amount equal to the then current applicable Product Price.

5.2           Payment.  Promptly after harvest all Qualifying Timber shall be weighed (or, with respect to sawtimber, ) at the Mill, Piketon Merchandising Yard, or other outside location as determined by Buyer.  Buyer shall provide Seller on a weekly basis (with photocopies of weigh tickets if requested by Seller) and a settlement statement, and shall pay Seller each week for all Timber weighed-in during the previous week.  The equipment used for the weighing of Timber shall be maintained by Buyer in good and accurate working order in accordance with all applicable laws and regulations and prudent practice.  Seller shall have the right to check and audit said equipment at any time upon reasonable notice to Buyer.  Payments made after twenty (20) days from the date of delivery shall be considered past due (“Past Due”).  For payments that are Past Due, Buyer shall pay interest at a rate per annum equal to the daily prime rate as reported in the Wall Street Journal plus four percent (4%) for each day that the payments are Past Due.  Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.  If at any time during the Term there are any payments outstanding to Seller that are Past Due, then, in addition to any other remedies it may have hereunder, Seller may suspend harvesting by Buyer (or deliveries by Seller to the Mill, if applicable) until such time as all Past Due payments have been paid in full.

5.3           Pay or Take.

5.3.1        If for any Calendar Year, Seller fails for any reason other than Force Majeure to make available to Buyer Actual Designated Tracts for any Harvesting Year that would allow Buyer to harvest at least ninety percent (90%) of each of the Products comprising the designated Annual Purchase Amount for such Calendar Year, Seller will pay Buyer at a rate of $10.00 per ton for Hardwood Pulpwood, $15.00 per ton for Softwood Pulpwood and $30 per ton for Hardwood Stringers, respectively, multiplied by the difference between (x) ninety percent (90%) of the number of tons of the applicable Product comprising the Annual Purchase Amount for the applicable Calendar Year minus (y) the actual number of tons of the applicable Product made available by Seller for harvesting by Buyer during such Calendar Year, as liquidated damages and not as a penalty, and Buyer shall have no further claim for damages on account of such shortfall in the delivery of such Product comprising the Annual Purchase Amount.  Payment shall be made by Seller to Buyer on demand no later than fifteen (15) days from Buyer’s written request for such payment.

5.3.2        If for any Calendar Year, Buyer fails for any reason other than Force Majeure to harvest at least ninety percent (90%) of each Product comprising the Annual Purchase Amount (other than by virtue of a failure of Seller to make available the full amount of Tracts for harvesting such Product in the applicable Calendar Year), then Buyer shall pay Seller for the shortage at a rate of $10.00 per ton for Hardwood Pulpwood, $15.00 per ton for Softwood Pulpwood and $30 per ton for Hardwood Stringers, respectively, multiplied by the difference between (x) ninety percent (90%) of the number of tons of the applicable Product comprising the

Annual Product Amount for the applicable Calendar Year minus (y) the volume of the applicable Product comprising the Annual Product Amount actually harvested by Buyer hereunder during such Calendar Year, as liquidated damages and not as a penalty, and Seller shall have no further claim for damages on account of Buyer’s failure to harvest the Annual Product Amount.  Payment shall be made by Buyer to Seller on demand no later than fifteen (15) days from Seller’s written request for such payment.

5.3.3.       Subject to the terms of Section 2.3 above, any payments made pursuant to this Section 5.3 shall be calculated separately for Softwood Pulpwood, Hardwood Pulpwood and Hardwood Stringers.  If this Agreement is in termination at a time other than the beginning or end of a calendar year, the Annual Product Amount for purposes of calculating such shortage payment for either party will be prorated equitably.

5.3.4        Notwithstanding anything herein to the contrary, Seller shall not be obligated to pay liquidated damages under Section 5.3.1 solely with respect to a failure to make available a sufficient amount of Tracts for harvesting Softwood Pulpwood to the extent Seller establishes to the reasonable satisfaction of Buyer that from the date of this Agreement through the relevant date of determining the applicability of liquidated damages there did not exist Tracts with sufficient harvestable timber to enable Seller to satisfy its obligations to make available the required volumes of Softwood Pulpwood under this Agreement.  Such determination shall be made such that Seller shall not be entitled to the benefit of this provision to the extent the failure to have Tracts available for harvesting is caused by any sale of the Timberlands, whether permitted under the terms of this Agreement or not.

6.             Indemnity.

6.1           Indemnification by Seller.  Seller shall defend, indemnify and hold Buyer harmless from and against any and all claims, liabilities, costs or damages (including without limitation reasonable attorneys fees and court costs through all appeals) arising out of personal injury, death or property damage arising from (i) Seller’s ownership, operation and/or maintenance of the Timberlands, and (ii) the performance or non-performance by Seller of its obligations hereunder.

6.2           Indemnification by Buyer.  Buyer shall defend, indemnify and hold Seller harmless from and against any and all claims, liabilities, costs or damages (including without limitation reasonable attorneys fees and court costs through all appeals) arising out of personal injury, death or property damage arising from (i) Buyer’s harvesting operations on the Timberlands, and (ii) the performance or non-performance by Buyer of its obligations hereunder.

(a)           Survival.  The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement.

7.             Force Majeure.

7.1           Effect of Force Majeure.  Except for the obligation of a party to make payments required hereunder, the parties shall be excused from performing any of their respective obligations under this Agreement and shall not be liable in damages or otherwise on account of the non-performance of any such obligation, for so long as and to the extent that such party is unable to perform such obligation as a result of any Force Majeure Event.

7.2           Mitigation and Notice.  The occurrence of a Force Majeure Event shall not relieve a party of its obligations and liability hereunder to the extent such party fails to use commercially reasonable efforts to remove the cause and remedy or mitigate the effects of the Force Majeure Event if, with commercially reasonable efforts, such party could have removed such cause or remedied or mitigated such effects.  In addition, no Force Majeure Event shall relieve a party of its obligations or liability hereunder unless such party shall give notice (including a reasonable description of such Force Majeure Event) to the other party as soon as reasonably possible and in any event within twenty (20) days of the occurrence of such Force Majeure Event. Upon request, the party whose obligations were suspended shall provide the other party with a plan for remedying the effects of such Force Majeure Event.

7.3           Failure to Give Notice.  A failure to give notice under Section 7.2 above “as soon as reasonably possible” will not affect the rights and obligations of the party whose obligations are suspended except if, and only to the extent that, the party which was entitled to receive such notice was actually and materially prejudiced as a result of such failure.

7.4           Force Majeure Event Affecting Actual Designated Tracts.  If either party becomes aware of a Force Majeure Event that makes a portion of any Actual Designated Tract unavailable for harvesting by Buyer in accordance with the schedule contemplated by the parties, then it shall promptly notify the other party and Seller shall promptly designate and make available for harvesting such other portions of the Timberlands as shall be necessary to satisfy its obligations under this Agreement.  If the Seller is unable to designate sufficient portions of the Timberlands to satisfy its obligations under this Agreement, then the provisions of Section 7.5 shall apply to the unsatisfied obligations occasioned by such Force Majeure Event.

7.5           Volume Reduction Based on Force Majeure Event.  If the party that becomes subject to a Force Majeure Event (the “Affected Party”) reduces the volume of Timber to be purchased or sold due to a Force Majeure Event (the amount of such reduction, the “Reduction Amount”), the Affected Party shall give written notice to the other party (the “Non-Affected Party”) of such reduction and the effective date thereof.  If such reduction continues in effect for a period of sixty (60) days or more, the Non-Affected Party shall then have the right, in the case of Seller, to sell all or part of the Reduction Amount of such Timber not purchased by Buyer to another buyer or buyers, and in the case of Buyer, to purchase all or part of the Reduction Amount of Timber not sold by Seller from another seller or sellers, subject to the following:

(i)            The Non-Affected Party shall not enter into any contract for any such sale or purchase for a term longer than one (1) year’s duration.

(ii)           The Non-Affected Party shall give the Affected Party written notice of each such contract, including the volume sold or purchased thereunder and the term thereof.

(iii)          The annual volume commitment of the Non-Affected Party for Timber as specified herein shall be reduced by such volume sold or purchased under such contract for the duration thereof.

8.             [Intentionally Left Blank]

9.             Term and Termination.

9.1           Term.  This Agreement shall expire on December 31, 2016, unless this Agreement is sooner terminated for cause pursuant to Section 9.3 hereof, or unless this Agreement is extended as provided in Section 9.2 (the “Term”).

9.2           Extension of Term.               Provided that Buyer shall not then be in default under this Agreement, the Term of this Agreement may be extended at the option of Buyer for one (1) additional three (3) year term, which extension term shall commence concurrently with the expiration of the initial term, upon the same terms and conditions as contained in this Agreement.  In the event that Buyer desires to extend this Agreement pursuant to the above extension option, it shall give written notice of such desire to extend the Term to Seller no later than January 1, 2016.

9.3           Termination for Cause.  This Agreement shall immediately terminate if any one of the following events (each, a “default”) has occurred and is continuing on the tenth (10th) day after receipt of notice of an intent to cancel by reason of such default (each, an “Event of Default”):

(a)           Breach of any other term of this Agreement, which breach is not cured within twenty (20) days after receipt of written notice thereof; or

(b)           Insolvency or the filing by or against Seller or Buyer of a petition in bankruptcy (which, in the event of an involuntary bankruptcy, is not dismissed within sixty (60) days from the date of its commencement), or appointment by a court of a temporary or permanent receiver, trustee or custodian.

9.4           Effect of Termination.  Termination shall not relieve a defaulting party of any liability to the nondefaulting party for breach of its obligations hereunder.

10.           Dispute Resolution.  Disputes under this Agreement shall be resolved as follows, it being understood that each party shall work in good faith at each step of the process to try to resolve the dispute as expeditiously and fairly as possible:

(a)           The appropriate responsible persons from Seller and Buyer shall meet and seek amicably to resolve all differences.

(b)           If any material difference remains unresolved ten (10) Business Days after the start of the process referenced in Subsection 10(a), or such longer period as the persons referenced in Subsection 10(a) shall have agreed, then the parties shall submit such matter to arbitration, pursuant to the Rules of Commercial Arbitration of the American Arbitration Association.  Any such arbitration shall be conducted by a single arbitrator, whose decision shall be final.  The parties shall first attempt to agree on the selection of the arbitrator, and, if they cannot agree within fourteen (14) days after it becomes necessary to submit the dispute to arbitration, either party may request the American Arbitration Association to appoint the arbitrator.  In all cases, the arbitrator shall be a person knowledgeable about sales of timber in the Market Region.  The arbitrator shall be instructed to schedule all proceedings so that, if possible, a decision may be reached and communicated to the parties within forty-five (45) days after the appointment of the arbitrator.  All expenses of the arbitration shall be divided equally between the parties, except that each party shall bear the expense of its own counsel and the expense of the preparation of its presentation.  Seller and Buyer shall provide to the arbitrator such information as the arbitrator shall reasonably request to facilitate the determinations to be made by the arbitrator hereunder.

(c)           Notwithstanding the existence of a dispute or the progress of the arbitration proceeding, but subject to the terms of Section 5.2 above, the parties shall continue to perform their respective obligations under this Agreement during such period.  To the extent that this Agreement provides for specific performance or other equitable remedies for a particular violation, and with respect to the ability of Seller to suspend Buyer’s harvesting operations pursuant to Section 4.3 and the ability of Seller to suspend Buyer’s harvesting operations (or deliveries by Seller to the Mill, if applicable) pursuant to Section 5.2, this Section 10 shall not apply, it being the intent that the aggrieved party be able to bring the matter to court to seek enforcement as soon as possible.  Further, this Section 10 shall not preclude any party from seeking injunctive relief or such other interim equitable remedies as may be required to preserve any claims hereunder.

11.           Assignment.

11.1         Assignment by Seller.

(a)           Except as provided in this Section 11.1, this Agreement may not be assigned by Seller in whole or in part.  Notwithstanding the foregoing, at any time during the Term, Seller may assign this Agreement (i) to any lender or lenders as security for obligations to such lender or lenders in respect to financing arrangements of Seller or any Affiliate thereof with such lender or lenders, or (ii) upon prior written notice to Buyer, to any Person that is and at all times remains an Affiliate of Seller or that merges or consolidates with or into Seller or that acquires all or substantially all of the Timberlands.

(b)           Notwithstanding any other provision of this Agreement to the contrary, Buyer and Seller acknowledge and agree that Seller shall not be prohibited from selling all or any portion of the Timberlands, provided that any such sale of the Timberlands shall be made subject to the terms of this Agreement and the obligation to supply the applicable portion of Timber volumes required hereunder.  Upon any sale of a portion of the Timberlands, the purchaser of said portion of the Timberlands (“New Owner”) shall assume the obligation to supply a portion of the Timber volumes to be supplied hereunder, said portion of the Timber volumes (“Assumed Volume”) to be agreed to by Seller and said New Owner, subject to Buyer’s consent to such volume allocation, which consent shall not be unreasonably withheld or delayed.  Upon such assumption by said New Owner, Seller’s obligations to supply Timber hereunder shall be reduced by the volumes assumed by said New Owner, and Seller shall thereafter have no obligation or liability with respect to said assumed volumes or with respect to the portion of the

Timberlands so conveyed.  At the request of Seller, upon any such sale to a New Owner Buyer shall execute an amendment to this Agreement acknowledging the foregoing.  Furthermore, upon request of Seller or Buyer, upon such sale to a New Owner, Buyer and such New Owner shall enter into a separate Stumpage Agreement on the same terms and conditions as contained in this Agreement (or such other terms as Buyer and such New Owner shall mutually agree) except for the portion of the Timberlands covered thereby and the volume of Timber to be supplied thereunder.  In the event Buyer objects to any proposed Assumed Volume, Buyer shall provide written notice of the same to Seller within fifteen (15) days of notice to Buyer of said proposed Assumed Volume (“Objection Notice”), said Objection Notice to include a detailed explanation of the basis for said objection.  Failure by Buyer to timely provide said Objection Notice shall be deemed to constitute the consent of Buyer to said proposed Assumed Volume.  In the event Buyer timely provides an Objection Notice, Seller shall have the option of (i) revising said proposed Assumed Volume, in which case Buyer shall have the further right to object by providing a new Objection Notice as provided above or (ii) retaining the Valuation Consultant to determine whether the proposed Assumed Volume is reasonable.  In the event the Valuation Consultant is so retained and determines that said proposed Assumed Volume is reasonable, Buyer shall be deemed to have consented to said Assumed Volume and shall pay all costs and expenses of said Valuation Consultant.  Otherwise, said costs and expenses shall be paid by Seller.  Notwithstanding the foregoing, Seller may convey during the Term hereof up to 15,000 acres of the Timberlands, except for Pine Plantations that have or will have volume that continues to be available for harvesting during the Term of this Agreement (in which case such Plantations maybe sold only if the requirements concerning an allocation of volume to such purchaser and the New Owner entering into a stumpage agreement with Buyer as otherwise provided in this Section 11.1(b have been satisfied),  free and clear of the obligations of this Agreement (the “Exempt Acres”), provided that Seller is able to supply the volume of Timber required to be supplied hereunder from the remaining portion of the Timberlands.  Buyer agrees to execute any and all documentation requested by Seller in order to evidence the release of the Exempt Acres from this Agreement.

11.2         Assignment by Buyer.  Except as provided in this Section 11.2, this Agreement may not be assigned by Buyer in whole or in part.  Notwithstanding the foregoing, at any time during the Term, Buyer may assign this Agreement (a) to any lender or lenders as security for obligations to such lender or lenders in respect of financing arrangements of Buyer or any affiliate thereof with such lender or lenders, or (b) upon prior written notice to Seller, to any Person that is and at all times remains an affiliate of Buyer or that merges or consolidates with or into Buyer or that acquires all or substantially all of the assets or stock of Buyer.

12.           Publicity.  This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party’s prior written approval.  However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with Applicable Laws, governmental rules, regulations or other governmental requirements, or in connection with any financing arrangements of such party.  In such event, the publishing party shall, to the extent reasonably practicable, furnish, in advance, a copy of such proposed disclosure, to the other party.

13.           Headings.  The headings contained in this Agreement are for convenience only and should not be construed to limit or expand any terms otherwise provided.

14.           Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and personally delivered or sent by regular U.S. certified mail, telecopy or Federal Express (or similar type of overnight delivery) to the applicable party at the address indicated below:

If to Buyer:	Chillicothe Paper Inc. 401 S. Paint Street Chillicothe, Ohio 45601

With a copy to:	Stephen A. Brown 327 South Paint Street P. O. Box 2500 Chillicothe, Ohio 45601 Telecopier No. 740-772-3670 Telephone No. 740-772-3480

and	Lee Bendtsen 401 South Paint Street Chillicothe, Ohio 45601 Telecopier No. 740-772-0000 Telephone No. 740-772-3960

If to Seller:	Scioto Land Company, LLC
c/o Tolleson Land & Timber, Inc.
P.O. Box 970
Perry, Georgia 31069

Attn.: Robert G. Chambers

with a copy to:

Mazursky & Dunaway LLP
Monarch Tower, Suite 2400
3424 Peachtree Road
Atlanta, Georgia 30326-1118

Attn: C. Glenn Dunaway,Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  Notice shall be deemed received when (i) hand delivered; (ii) sent, after receipt of confirmation or answer back if sent by telecopy; (iii) five Business Days after deposit in the U.S. mails, postage prepaid, for certified mail; and (iv) one Business Day after delivery to Federal Express (or similar type of overnight delivery), properly addressed to the applicable party.

15.           Partial Illegality.  If any provision, or part of a provision, of this Agreement is held to be invalid or unenforceable under any Applicable Law, then the parties shall use all commercially reasonable efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by Applicable Law, achieves the purposes intended under the original provision and to allow the parties to have the intended benefit of their bargain.  If it cannot be so reformed, it shall be omitted.  The balance of this Agreement shall remain valid and unchanged and in full force and effect.

16.           Waiver of Compliance.  Any delay or omission on the part of either party to this Agreement in requiring performance by the other party hereunder or in exercising any right hereunder shall not operate as a waiver of any provision of this Agreement or of any right or rights hereunder.  Further, any failure by either party to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that party’s right thereafter to enforce each and every term and condition of this Agreement.

17.           Amendments and Waivers.  This Agreement may not be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by the party against which the enforcement of such termination, amendment, supplement, waiver or modification is sought.

18.           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same document.  All signatures need not be on the same counterpart.

19.           Estoppel Certificates.  Either party shall, at no cost to the requesting party, from time to time, upon twenty (20) days prior request by the other party, execute, acknowledge and deliver to the requesting party a certificate signed by an officer of the certifying party stating that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Agreement is in full force and effect as modified, and setting forth such modifications) and the dates through which payments have been made, and either stating that to the knowledge of the signer of such certificate no default exists under this Agreement or specifying each such default to which the signer has knowledge.

20.           Prevailing Party.  If either party brings any proceeding for the judicial or other interpretation, enforcement, termination, cancellation or rescission of this Agreement, or for damages for the breach thereof, the prevailing party in any such proceeding or appeal thereon shall be entitled to its reasonable attorneys’ fees and court and other reasonable costs incurred, to be paid by the losing party as fixed by the court in the same or a separate proceeding, and whether or not such proceeding is pursued to decision or judgment.  The terms and provisions of this Section 20 shall survive the expiration or earlier termination of this Agreement.

21.           Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and merges all prior discussions and negotiations between the parties.  None of the parties shall be bound by any conditions, definitions, representations, or warranties with respect to the subject matter of this Agreement other than as expressly set forth above.

22.           Third Party Beneficiaries.  Except as hereinafter provided, this Agreement is intended to be solely for the benefit of the parties thereto and their permitted assigns and is not intended to and shall not confer any rights or benefits on any third party not a signatory hereto.

23.           Memorandum of Contract.  At the request of any party hereto, a Memorandum of this Agreement shall be recorded in the recording offices of each and every County in which the Timberlands are located.

24.           Insurance.  In the event that Buyer retains any third party contractor to conduct harvesting operations on the Timberlands, said third party contractor shall, before conducting any operations, obtain and maintain the following types of insurance, consistent with the limits required by all of Buyer’s independent Wood Producers, in addition to any other insurance required by law:  (a) Worker’s Compensation and, to the extent the same is reasonably commercially obtainable, Employer’s Liability Insurance, fully covering all operations; (b) Comprehensive Vehicle Liability Insurance, including owned, hired and non-owned vehicles; and (c) Comprehensive General Liability Insurance.  Prior to the beginning of any harvesting operations hereunder, evidence of all such insurance shall be furnished to Seller, and such insurance shall provide for at least thirty (30) days notice to Seller of cancellation of such insurance policies.  All such insurance policies shall name Seller as an additional insured.

25.           Sustainable Forestry Initiative.  Seller shall continue to manage the Timberlands in accordance with the Sustainable Forestry Initiative during the Term of this Agreement.  From time to time it may be necessary to agree upon a recognized successor or alternative standard to the Sustainable Forestry Initiative, which shall be negotiated in good faith to reflect changes or developments in the evolution of widely accepted industry standards.  In the future, Seller agrees to provide from time to time at Buyer’s request third-party verification of its compliance with such a standard on the portion of the Actual Designated Tracts from which Timber is then being harvested.

26.           Raccoon Ecological Management Area.

26.1         The portion of the Timberlands identified on Schedule 26.1 attached hereto is commonly referred to as the Raccoon Ecological Management Area (the “REMA Tract”).  Seller agrees that promptly after the date of this Agreement it shall negotiate in good faith the sale of the REMA Tract to the Ohio Department of Natural Resources (the “ODNR”) on a price reasonably acceptable to Buyer and ODNR.  Until such time, if any, that a sale of the REMA Tract is made, Seller agrees to manage the REMA Tract in substantially the same manner as the REMA Tract had been managed by Escanaba Timber LLC and under its prior ownership by MeadWestvaco Corporation (or one of its Affiliates) and shall continue to make available Timber for harvesting under this Agreement as necessary to fulfill Seller’s volume requirements under this Agreement.

26.2         If after good faith negotiations with the ODNR fail to result in a sale of the REMA Tract to the ODNR, Seller may not sell, transfer or convey, either directly or indirectly, by operation of law or otherwise, any interest to all or any portion of the REMA Tract (the “Timberlands Interest”), unless the acquiring party that will own the Timberland Interest agrees in a written instrument satisfactory to Buyer to be bound by the provisions of Sections 26.3 and 26.4 hereof (but not Section 26.1).

26.3         Use of CORE REMA Tract.  Notwithstanding anything herein to the contrary, unless and until the REMA Tract is sold to the ODNR as contemplated hereby, Seller agrees that it shall permit Seller to continue to use and have access to the facilities on the portion of the REMA Tract described on Schedule 26.3 (the “CORE REMA Tract”) for the same purposes as such facilities have been used prior to the date hereof and Seller shall use reasonable best efforts to ensure that any subsequent owner of the REMA Tract (other than the ODNR) permits such continued use by Seller.

26.4         Ownership of Tangible Assets.  Seller acknowledges and agrees that the tangible assets described in Schedule 26.4 are owned by Buyer (or one of its Affiliates) and the US Forest Service and that nothing herein or in any other agreement shall convey any right, title or interest in such assets (or any right to remove or make use of such assets) to Seller and that Buyer and the US Forest Service shall maintain ownership thereof, notwithstanding any sale of the REMA Tract, whether permitted under the terms of this Agreement or otherwise.

26.5         Applicability of Right of First Offer.  The provisions of Section 26 shall not apply to:  (a) any condemnation of any portion of the REMA Tract, or any sale in lieu thereof; or (b) any easement, cutting contract, or hunting license on any portion of the REMA Tract.

Executed under seal as of the date first set forth above.

CHILLICOTHE PAPER INC.

By:	/s/ Peter H. Vogel
Name:	Peter H. Vogel
Title:	President

SCIOTO LAND COMPANY, LLC

By:	Tolleson-Knox Land Management Company, LLC,
Manager

By:	/s/ Robert G. Chambers
Name:	Robert G. Chambers
Title:	Executive Vice President